Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3/A (File No. 333-146440) and related Prospectus of Ceragon Networks Ltd. for the registration of 7,590,000 ordinary shares and to the incorporation by reference therein of our report dated June 27, 2007, with respect to the consolidated financial statements of Ceragon Networks Ltd. included in its Annual Report (Form 20-F/A) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer
Tel-Aviv, Israel	Kost, Forer, Gabbay & Kasierer
October 26, 2007	A Member of Ernst & Young Global